AGREEMENT




     Agreement is made this 30th day of July, 1999 between Delta
Petroleum Corporation ("Delta" or "Company") and Aleron H. Larson, Jr. and Roger A. Parker ("Larson and Parker").

     Whereas Larson and Parker have arranged for a loan of $2,000,000 from Labyrinth Enterprises, LLC ("Labyrinth") to Delta and Larson and Parker have each personally guaranteed the loan as required by Labyrinth; and

     Whereas the $2,000,000 loan proceeds are to be used by Delta to acquire interests in oil and gas properties from Whiting
Petroleum Corporation ("Whiting") under an agreement dated June 8,
1999; and

     Now therefore in consideration of the above:

     1. Delta will assign a one-percent (1%) overriding royalty interest to Aleron H. Larson, Jr., or his designee(s) and a one-percent (1%) overriding royalty interest to Roger A. Parker, or his designee(s) in the property interests ("Whiting Interests") to be acquired by Delta under its June 8, 1999 agreement with Whiting. Each 1% overriding royalty interest will be proportionately reduced to the interest in each property acquired by Delta from Whiting. Assignment will be made in a form acceptable to Larson and Parker. Assignment will be made upon acquisition of each property interest provided that appropriate consents to such assignments have been obtained from third parties as may be required under various agreements to which Delta is a party or assignment will be made after such consents are no longer required. Until the assignment is made an amount equal to the net proceeds form each override will be paid to Messrs. Larson and Parker in the form of additional salary and/or bonuses.

     2. Notwithstanding the terms of the two aforementioned notes, Delta recognizes that because of the significant risk undertaken by Messrs. Larson and Parker in connection with these loans, which risk is greatly disproportionate to their relatively small ownership interests in Delta, Messrs. Larson and Parker do not wish to be personally liable as either guarantors or lenders relating to these loans beyond December 1, 1999. Consequently, if financing in the form of equity or debt which effectively eliminates the personal liability of each of Messrs. Larson and Parker for the $2,000,000 loan from Labyrinth to Delta and which discharges the previous $1,000,000 loan from Messrs. Larson and Parker to Delta is not obtained by October 1, 1999, then Messrs. Larson and Parker will have the right to cause the Whiting Interests to be sold by Delta to a third party for a price and form of consideration which is solely determined by them without the consent of the board of directors of Delta or its shareholders.
The proceeds from any such sale will first be applied to the aggregate $3,000,000 of indebtedness, plus interest and other charges, resulting from the two aforementioned loans to Delta and any excess balance of proceeds remaining will be retained by the Company. The Company will indemnify and hold harmless Messrs. Larson and Parker from any loss, including costs of litigation, that may occur to either of them by reason of any sale of the Whiting interests from any shareholder suit or other litigation that may be directed against or include Messrs. Larson and Parker which is in any way related to either of the two aforementioned loans or to the Whiting properties, and from any loss, including costs of litigation and/or collection, that may occur from non payment and/or default under the terms of either of the aforementioned loans.

                                   DELTA PETROLEUM CORPORATION


                              BY:     s/Aleron H. Larson, Jr.
                                   Authorized Officer



                                      s/Aleron H. Larson, Jr.
                                   Aleron H. Larson, Jr.



                                      s/Roger A. Parker
                                   Roger A. Parker